EXHIBIT 99.1

NEWS RELEASE

PGTI Reports 2017 Third Quarter and Nine Months Results

VENICE, Fla., November 2, 2017 – PGT Innovations, Inc. (NYSE: PGTI), the leading U.S. manufacturer and supplier of impact-resistant windows and doors, announces financial results for its third quarter and nine months ended September 30, 2017.

Financial Highlights for Third Quarter 2017 versus Third Quarter 2016

●	Net sales of $126.9 million, a decrease of $2.9 million, or 2 percent;
●	Gross margin of 31.3 percent, compared to 31.7 percent;
●	Net income of $6.3 million, compared to $10.8 million;
●	Net income, as adjusted, of $8.1 million, compared to $9.7 million;
●	Net income per diluted share of $0.12, compared to $0.21;
●	Adjusted net income per diluted share of $0.16, compared to $0.19;

Financial Highlights for Nine Months of 2017 versus Nine Months of 2016

●	Net sales of $377.0 million, an increase of $27.9 million, or 8 percent;
●	Gross margin of 30.8 percent, compared to 31.1 percent;
●	Net income of $19.5 million, compared to $19.6 million;
●	Net income, as adjusted, of $22.1 million, compared to $21.5 million;
●	Net income per diluted share of $0.38, compared to $0.39;
●	Adjusted net income per diluted share of $0.43, was unchanged;

"During our third quarter, we delivered solid results through July and August, with sales up 5 percent compared to the same two-month period last year. Additionally, our adjusted EBITDA margin during this period was approximately 19.3 percent, compared to 17.9 percent during our second quarter of this year," commented Rod Hershberger, CEO of PGT Innovations. "We ended the quarter with sales of $127 million, down 2 percent compared to prior year, due to the first major hurricane to hit our market in 12 years."

"On September 10th, Hurricane Irma, a Category 4 storm with sustained 130-mph winds, made landfall in the Florida Keys, one of our primary markets," Hershberger stated. "Impacts from this 400-mile-wide storm were felt over the entire state of Florida, which represents 90 percent of our consolidated sales."

"We estimate Hurricane Irma caused an unfavorable sales impact of approximately $13 million to our 2017 third quarter and added $1.1 million in operating costs, which included our community outreach efforts to help those affected by the storm in the local area," Hershberger continued. "While the storm was severe, we are thankful none of our team members were hurt, and there was minimal damage to our facilities. I am incredibly proud of how our over 2,800 team members at our facilities in Miami, Venice, and Orlando, who serve our vast network of over 1,300 dealers, responded to such an intense weather event. It is a testament to our culture and a wonderful example of how we can rise above great challenges."

"We believe that absent the storm, we would have set another company record for sales in the third quarter as we were tracking with solid performance," stated Jeff Jackson, President of PGT Innovations. "As Irma advanced towards Florida, daily order levels began to decrease, dropping by as much as 50 percent as many customers suspended operations. At our facilities, we were forced to cease operations for a period of up to six days in certain locations, during which we did not ship or produce any products."

"While the first two weeks of October showed continued signs of Hurricane Irma's impact, stronger order levels in the second half of October resulted in sales for the month of $41.5 million, up 12 percent over October 2016, producing an approximately 18.0 percent EBITDA margin, compared to 15.3 percent in October 2016," Jackson continued. "Additionally, our customers have confirmed a sustained increase in call volume while they work to return to normal operations post-storm."

"This hurricane season has certainly heightened awareness for consumers that have never experienced a hurricane and has invigorated new conversation within our communities about being better prepared for these types of storms," Jackson added. "As leaders in the industry, we know how critical impact-resistant products are to ensure the safety of people and property during severe weather, and we plan to make additional advertising investments in the fourth quarter, and into 2018, to be on the forefront of that renewed awareness to help better educate consumers and builders."

"For more than 30 years, PGT Innovations has dedicated countless resources into the research and development of technologically-advanced products that can withstand some of the toughest conditions on earth, and early reports are showing that our products performed extremely well," Jackson stated. "As 2018 approaches, we are well positioned for another solid year. We have a strong backlog, and housing market conditions remain favorable throughout all our markets. We will continue to focus on increasing profitability while growing our market share and investing in advertising to capture increased demand generated by this storm season."

Fiscal Year 2017 Outlook

The Company estimates 2017 third-quarter sales were negatively impacted by approximately $13 million due to Hurricane Irma, some of which is expected to be recovered in the 2017 fourth quarter, with the remainder falling into 2018. For the full year 2017, the Company expects to finish within the previous guidance range for consolidated sales of $490 to $500 million, and is revising the adjusted EBITDA range estimate to be $80 to $84 million due to additional SG&A investments in support of growth initiatives associated with awareness for impact-resistant products generated by the 2017 Hurricane season.

Conference Call

PGT Innovations will host a conference call on Thursday, November 2, 2017, at 8:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-883-0383 (U.S.) and 412-902-6506 (Canada and international). The conference ID is 3599274. A replay of the call will be available within one hour after the end of the call on November 2, 2017, through November 16, 2017. To access the replay, dial 877-344-7529 (U.S.), 855-669-9658 (Canada) and 412-317-0088 (international) and refer to pass code 10113186.

About PGT Innovations, Inc.

PGT INNOVATIONS, INC. (NYSE:PGTI), headquartered in North Venice, Florida, through its wholly-owned subsidiaries, creates products which focus on protecting and enhancing the beauty and functionality of homes and businesses. The Company's trusted brands include PGT Custom Windows & Doors, CGI Windows & Doors and WinDoor. PGT Innovations, Inc. holds the leadership position in its primary market and is part of the S&P SmallCap 400 Index. For additional information, visit http://ir.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "expect," "expectations," "outlook," "forecast," "guidance," "intend," "believe," "could," "project," "estimate," "anticipate," "should" and similar terminology. These risks and uncertainties include factors such as:

•	unfavorable changes in new home starts and home remodeling trends, especially in the State of Florida, where the substantial portion of our sales are generated;
•	unfavorable changes in the economy in the United States in general and in the State of Florida, where the substantial portion of our sales are generated;
•	increases in our cost of raw materials, including aluminum, glass and vinyl;
•	our dependence on a limited number of suppliers for certain of our key materials;
•	increases in our transportation costs;
•	our level of indebtedness;
•	our dependence on our impact-resistant product lines;
•	our ability to successfully integrate businesses we may acquire, including our acquisition of WinDoor, Inc.
•	product liability and warranty claims brought against us;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes;
•	our dependence on a limited number of manufacturing facilities;
•	the continuing post-storm impact of Hurricane Irma on our customers and markets, demand for our products, and our financial and operational performance related thereto; and,
•
the other risks and uncertainties discussed under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016, and our subsequently filed quarterly reports on Form 10-Q, which are available from the SEC.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) order volume and demand from our customers going forward; (2) the benefits expected from the heightened awareness from Hurricane Irma of the damage that hurricanes can cause and the benefits of impact resistant window and door products; (3) the benefits expected from our planned advertising ; (4) our financial and operational performance during the fourth quarter of 2017 and during our 2018 fiscal year; (5) housing market conditions in 2018 and beyond, especially with respect to the State of Florida; (6) our ability to increase our market share; and (7) our projected financial performance, results and outlook for 2017, including our expectations regarding full-year sales and EBITDA. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the Company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

SOURCE: PGT Innovations, Inc.

CONTACT: PGT Innovations, Inc.
Brad West, Senior Vice President and CFO
941-480-1600
bwest@pgtindustries.com

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2017	2016	2017	2016

Net sales	$126,876	$129,807	$376,981	$349,046
Cost of sales	87,128	88,721	260,941	240,507
Gross profit	39,748	41,086	116,040	108,539
Selling, general and administrative expenses	24,950	22,533	72,385	63,209
Fair value adjustment to contingent consideration	-	(3,000)	-	(3,000)
Income from operations	14,798	21,553	43,655	48,330
Interest expense, net	5,514	5,495	14,992	14,935
Debt extinguishment costs	-	-	-	3,431
Income before income taxes	9,284	16,058	28,663	29,964
Income tax expense	2,992	5,262	9,117	10,339
Net income	$6,292	$10,796	$19,546	$19,625

Basic net income per common share	$0.13	$0.22	$0.40	$0.40

Diluted net income per common share	$0.12	$0.21	$0.38	$0.39

Weighted average common shares outstanding:
Basic	49,629	48,941	49,455	48,782

Diluted	51,809	50,672	51,670	50,528

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	Sept. 30,	Dec. 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$44,727	$39,210
Accounts receivable, net	55,949	41,646
Inventories	39,131	30,511
Prepaid expenses and other current assets	9,288	11,010
Total current assets	149,095	122,377

Property, plant and equipment, net	84,469	84,209
Intangible assets, net	116,702	120,930
Goodwill	108,060	108,060
Other assets, net	1,272	1,072
Total assets	$459,598	$436,648

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$40,338	$22,803
Current portion of long-term debt	290	-
Total current liabilities	40,628	22,803

Long-term debt, less current portion	231,177	247,873
Deferred income taxes, net	31,838	31,838
Other liabilities	1,466	1,282
Total liabilities	305,109	303,796

Total shareholders' equity	154,489	132,852
Total liabilities and shareholders' equity	$459,598	$436,648

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2017	2016	2017	2016
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income (2)	$6,292	$10,796	$19,546	$19,625
Reconciling items:
Hurricane Irma-related costs (3)	1,091	-	1,091	-
Management reorganization and
other corporate costs (4)	-	214	715	214
WinDoor transition costs (5)	693	-	693	-
Write-offs of deferred lenders fees and
discount relating to debt prepayments (6)	980	-	980	-
Thermal Plastic System start-up costs (7)	-	-	517	-
Fair value adjustment to contingent
consideration (8)	-	(3,000)	-	(3,000)
Refinancing- and acquisition-related costs (9)	-	299	-	4,632
Product line termination costs (10)	-	833	-	1,108
Tax effect of reconciling items	(975)	587	(1,410)	(1,039)
Adjusted net income	$8,081	$9,729	$22,132	$21,540

Weighted average shares outstanding:
Diluted (2)	51,809	50,672	51,670	50,528

Adjusted net income per share - diluted	$0.16	$0.19	$0.43	$0.43

Reconciliation to EBITDA and Adjusted EBITDA:
Net income (2)	$6,292	$10,796	$19,546	$19,625
Depreciation and amortization expense	5,054	4,066	14,320	11,484
Interest expense, net	5,514	5,495	14,992	14,935
Income tax expense	2,992	5,262	9,117	10,339
EBITDA	19,852	25,619	57,975	56,383
Reconciling items:
Hurricane Irma-related costs (3)	1,091	-	1,091	-
Management reorganization and
other corporate costs (4)	-	214	715	214
WinDoor transition costs (5)	693	-	693	-
Thermal Plastic System start-up costs (7)	-	-	517	-
Fair value adjustment to contingent
consideration (8)	-	(3,000)	-	(3,000)
Refinancing- and acquisition-related costs (9)	-	299	-	4,632
Product line termination costs (10)	-	833	-	1,108
Adjusted EBITDA	$21,636	$23,965	$60,991	$59,337
Adjusted EBITDA as percentage of net sales	17.1%	18.5%	16.2%	17.0%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed November 2, 2017.

(2) Effective on January 1, 2017, we adopted Financial Accounting Standards Board ASU No. 2016-09, "Compensation - Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting" (ASU 2016-09). ASU 2016-09 changes the accounting for excess tax benefits by requiring that they be treated as discrete items of income tax expense in the period they occur. For the three and nine months ended September 30, 2017, income tax expense has been reduced by $347 thousand and $1.1 million, respectively, relating to excess tax benefits on the exercise of stock options and the lapse of restrictions on stock awards. ASU 2016-09 also changed the treasury stock method of calculating diluted shares outstanding to exclude the presumption that common stock equivalents can be reduced by repurchasing shares using excess tax benefits. For the three and nine months ended September 30, 2017, diluted shares outstanding includes 724 thousand and 724 thousand shares, respectively, that prior to the adoption of ASU 2016-09 would have been presumed to be bought-back with the proceeds of excess tax benefits, and therefore not outstanding. For the three and nine months ended October 1, 2016, diluted shares outstanding would have increased by 826 thousand and 827 thousand shares, respectively, if we had adopted ASU 2016-09 at the beginning of our 2016 fiscal year.

(3) Represents community outreach costs, recovery-related expenses and other disruption costs caused by Hurricane Irma in early September 2017, of which $345 thousand is classified within cost of sales, and $746 thousand is classified within selling, general and administrative expenses in the three and nine months ended September 30, 2017.

(4) In 2017, represents costs associated with planned changes in our management structure in the first quarter of 2017, directed towards maximizing the effectiveness and efficiency of the Company's leadership team, classified within selling, general and administrative expenses in the nine months ended September 30, 2017. In 2016, represents special project costs relating to outside efficiency improvement experts, included in selling, general and administrative expenses in the three and nine months ended October 1, 2016.

(5)  Represents costs relating to operating inefficiencies caused by changes in WinDoor's leadership and its supply chain for glass, of which $645 thousand is classified within cost of sales in the three and nine months ended September 30, 2017, and the remainder classified within selling, general and administrative expenses.

(6)  Represents non-cash charges relating to write-offs of deferred lenders fees and discount relating to voluntary prepayments of borrowings outstanding under the term loan portion of the 2016 Credit Agreement totaling $20.0 million made during the 2017 third quarter, included in interest expense, net, in the three and nine months ended September 30, 2017.

(7)  Represents costs incurred in January and February 2017 associated with the start-up of our second Thermal Plastic Spacer system insulated glass line, all of which is classified within cost of sales in the nine months ended September 30, 2017.

(8) Represents fair value adjustment resulting in the reversal of the liability for the earn-out contingency of $3 million established in the acquisition of WinDoor on February 16, 2016.

(9) Represents costs and expenses relating to our February 16, 2016, acquisition of WinDoor, Inc., and simultaneous refinancing of our then existing credit facility into the 2016 Credit Agreement, as well as a minor acquisition completed in the 2016 third quarter. Of the $4.6 million, $3.4 million represents a non-cash charge relating to and classified as debt extinguishment costs for the nine months ended October 1, 2016, and $902 thousand represents transaction- and refinancing-related costs and expenses classified within selling, general and administrative expenses. Costs of $299 thousand in the three and nine months ended October 1, 2016, were included in selling, general and administrative expenses.

(10) Represents costs relating to product discontinuances, of which $833 thousand is classified within cost of sales in the three and nine months ended October 1, 2016, and $275 thousand is classified within selling, general and administrative expenses in the nine months ended October 1, 2016.